SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.      )

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☐	Definitive Additional Materials
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KOMAG, INCORPORATED

(Name of Registrant as Specified in Its Charter)

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KOMAG, INCORPORATED

1710 Automation Parkway
San Jose, California 95131

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 20, 2003

       We invite you to attend the Annual Meeting of stockholders. The Annual Meeting will be held at our headquarters, Building 10, 1710 Automation Parkway, San Jose, California 95131 on Tuesday, May 20, 2003, at 10:00 a.m. At the Annual Meeting, we will:

1)	elect three Class I directors for a term of three years and until their successors are duly elected and qualified;

2)	amend our 2002 Qualified Stock Option Plan to increase the number of shares reserved for issuance by 450,000 shares and make certain other changes;

3)	amend our 2002 Employee Stock Purchase Plan to increase the number of shares reserved for purchase by 300,000 shares;

4)	ratify the appointment of KPMG LLP as our independent auditors for the fiscal year ending December 28, 2003; and

5)	transact such other business as may properly come before the meeting or any adjournment of the meeting.

      These items of business are more fully described in the Proxy Statement accompanying this Notice. Stockholders who owned Komag stock at the close of business on March 28, 2003 will be entitled to vote at the Annual Meeting. You may inspect a list of stockholders entitled to vote at the Annual Meeting at our offices. The prompt return of your proxy will assist us in preparing for the Annual Meeting. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

      All stockholders are cordially invited to attend the Annual Meeting. A map to the location of the Annual Meeting is included at the end of the Proxy Statement for reference.

Sincerely,

THIAN HOO TAN
Chief Executive Officer

San Jose, California

April 7, 2003

IMPORTANT:	WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO VOTE PROMPTLY ON THE ENCLOSED PROXY

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
GENERAL
PRINCIPAL STOCKHOLDERS
STOCK OWNERSHIP BY DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS
ITEM NO. 1 -- ELECTION OF CLASS I DIRECTORS
ITEM NO. 2 -- AMENDMENT TO 2002 QUALIFIED STOCK OPTION PLAN TO INCREASE THE NUMBER OF SHARES RESERVED FOR ISSUANCE THEREUNDER BY 450,000 SHARES AND MAKE CERTAIN OTHER CHANGES
ITEM NO. 3 -- AMENDMENT OF 2002 EMPLOYEE STOCK PURCHASE PLAN TO INCREASE NUMBER OF SHARES RESERVED FOR PURCHASE THEREUNDER BY 300,000 SHARES
ITEM NO. 4 -- RATIFICATION OF INDEPENDENT AUDITORS
EQUITY COMPENSATION PLAN INFORMATION
EXECUTIVE COMPENSATION AND RELATED INFORMATION
OTHER INFORMATION
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
STOCK PRICE PERFORMANCE GRAPHS
DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Page

General	1
Principal Stockholders	2
Stock Ownership by Directors, Nominees and Executive Officers	3
Item No. 1 — Election of Class I Directors	5
Item No. 2 — Amendment to 2002 Qualified Stock Option Plan to Increase the Number of Shares Reserved for Issuance Thereunder by 450,000 Shares and Make Certain Other Changes	8
Item No. 3 — Amendment of 2002 Employee Stock Purchase Plan to Increase Number of Shares Reserved for Issuance Thereunder by 300,000 Shares	12
Item No. 4 — Ratification of Independent Auditors	16
Equity Compensation Plan Information	17
Executive Compensation and Related Information	17
Other Information	19
Report of the Audit Committee of the Board of Directors	20
Report of the Compensation Committee of the Board of Directors	21
Stock Price Performance Graphs	24
Deadline for Receipt of Stockholder Proposals	26

For additional information regarding Komag, please contact:

Komag, Incorporated

Attn: Investor Relations
1710 Automation Parkway
San Jose, California 95131

Financial information may also be accessed on our Web site at: www.komag.com

KOMAG, INCORPORATED

1710 Automation Parkway
San Jose, California 95131

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 20, 2003

GENERAL

      Our Board of Directors is soliciting proxies for our Annual Meeting to be held on Tuesday, May 20, 2003. The Annual Meeting will begin at 10:00 a.m. at our headquarters, Building 10, 1710 Automation Parkway, San Jose, CA 95131. Stockholders who owned Komag, Incorporated (Komag) stock on March 28, 2003 will be entitled to notice of and to vote at the Annual Meeting.

      We first mailed this Proxy Statement and accompanying proxy to our stockholders on or about April 11, 2003.

Voting

      Your vote is important. As we describe in more detail below, if you were a holder of Komag stock on March 28, 2003 you may vote two ways:

•	by attending the meeting, or

•	by marking, signing, dating, and mailing your proxy in the envelope provided.

      On March 28, 2003, the record date for determination of stockholders entitled to vote at the Annual Meeting, there were 23,521,373 shares of common stock outstanding. Each stockholder is entitled to one vote for each share of common stock held by that stockholder. Other matters submitted for stockholder approval at this Annual Meeting will be decided by the affirmative vote of a majority of the shares present or represented and entitled to vote on each matter. Abstentions with respect to any matter other than the election of directors are treated as shares present or represented and have the same effect as negative votes. If shares are not voted by the broker who is the record holder of the shares, or if shares are not voted in other circumstances in which proxy authority is defective or has been withheld with respect to any matter, these non-voted shares are not deemed to be present or represented for purposes of determining whether stockholder approval of that matter has been obtained.

Revocability of Proxies

      Any person giving a proxy has the power to revoke it at any time before its exercise. You may revoke your proxy by filing a notice of revocation or another signed proxy with a later date with our Secretary at our principal executive office, 1710 Automation Parkway, San Jose, California 95131. You may also revoke your proxy by attending the Annual Meeting and voting in person.

Solicitation

      Komag will pay the entire cost of soliciting, including preparing, assembling, printing and mailing this Proxy Statement and any additional soliciting materials furnished to our stockholders. We will furnish copies of solicitation materials to brokerage houses, fiduciaries, and custodians holding shares in their names that are beneficially owned by others so that they may forward the solicitation materials to the beneficial owners. In addition, we may reimburse those persons for their costs of forwarding the solicitation materials to the beneficial owners. Our directors, officers, employees or agents may also solicit proxies on our behalf. We will not pay any additional compensation to these individuals for any of those services. Except as described above, we do not presently intend to solicit proxies other than by mail.

PRINCIPAL STOCKHOLDERS

      The following table sets forth certain information regarding ownership of our common stock as of March 28, 2003 by each person known to us to be the beneficial owner of 5% or more of our common stock, based on information provided to us by the stockholders named below and 13(d) or 13(g) filings with the Securities and Exchange Commission. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. Except as indicated by footnote, and subject to applicable community property laws, each person identified in the table below and the table that follows possesses sole voting and investment power with respect to all shares of common stock shown held by such person.

	Shares Beneficially Owned(1)
Name and Address of
Beneficial Owner	Number		Percentage

Cerberus Partners, L.P.	9,772,142	(2)	41.5%
450 Park Avenue, 28th Floor New York, New York 10022-2605
JDS Capital Management, Inc.	4,146,624	(3)	17.6%
780 Third Avenue, 45th Floor New York, New York 10017 Attention: Giora Payes, Barbara Romasulo
Citadel Limited Partnership	2,125,238	(4)(5)	9.0%
225 West Washington, 9th Floor Chicago, Illinois 60606
Michael A. Rogh and Brian J. Stark	1,314,763	(6)	5.6%
3600 South Lake Drive St. Francis, Wisconsin 53235

(1)	The number of shares outstanding and percent of ownership is based on 23,521,373 shares of our common stock outstanding as of March 28, 2003.

(2)	As disclosed in the Schedule 13D filed by Stephen Feinberg, Stephen Feinberg exercises the sole power to vote and the sole power to direct the disposition of all of the shares of the common stock held by Cerberus Partners, L.P.

(3)	The JDS Capital Management, Inc. ownership was calculated by aggregating the ownership of the following funds: JDS Capital, L.P., managed by JDS Capital Management, LLC and Dimensional Partners, Ltd., with JDS Capital Management, Inc. as a subadvisor.

(4)	As disclosed in the Schedule 13G filed by the Citadel entities, the number of shares beneficially owned includes 2,113,442 shares of common stock and warrants to purchase 11,796 shares of common stock.

(5)	As disclosed in the Schedule 13G filed by the Citadel entities, the shares are held by Citadel Limited Partnership, GLB Partners L.P., Citadel Investment Group, L.L.C., Citadel Distressed and Credit Opportunity Fund, Ltd., Wellington Partners Limited Partnership, Citadel Credit Trading Ltd., Kensington Global Strategies Fund, Ltd. and Citadel Equity Fund Ltd., Wellington Partners Limited Partnership, Citadel Credit Trading Ltd., Kensington Global Strategies Fund, Ltd. and Citadel Equity Fund, Ltd., who share voting power for such shares.

(6)	As disclosed in the Schedule 13G filed by Michael A. Roth and Brian J. Stark, Mr. Roth and Mr. Stark are the sole general partners of Staro Partners (“SP”) and are managing members of Staro Asset Management, L.L.C., which serves as (a) investment manager of Sheperd Investments International, Ltd. (“SIIL”), and (b) the managing general partner of Stark Investments Limited Partnership (“SILP”). SP, SIIL and SILP are the holders of record of all of the shares.

STOCK OWNERSHIP BY DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

      The table below indicates the number of shares of our common stock beneficially owned as of March 28, 2003 by

•	our directors;

•	each of the current executive officers listed in the Summary Compensation Table below; and

•	all current directors and executive officers as a group.

      Unless otherwise indicated, the principal address of each of the stockholders below is c/o Komag, Incorporated, 1710 Automation Parkway, San Jose, California 95131.

	Shares Beneficially Owned

Name	Number	Percentage(1)

Thian Hoo Tan(2)	-0-	0%
Michael A. Russak(3)	-0-	0%
Christopher H. Bajorek(4)	-0-	0%
Ray L. Martin(5)	-0-	0%
Tsutomu T. Yamashita(6)	-0-	0%
Ali Dabier(7)(8)	-0-	0%
Kathleen A. Bayless(9)	-0-	0%
William Hammack	-0-	0%
Kamran Honardoost(10)	-0-	0%
Peter Norris(11)	-0-	0%
Paul Brahe	-0-	0%
Chris A. Eyre	5,000	0%
Neil S. Subin	-0-	0%
Kenneth R. Swimm	-0-	0%
David G. Takata	-0-	0%
Harry G. Van Wickle	3,000	0%
Raymond H. Wechsler	-0-	0%
Michael Lee Workman	-0-	0%
Current executive officers and directors as a group (18 persons)	8,000	0%

(1)	Amounts do not exceed one percent of the outstanding common stock as of March 28, 2003.

(2)	Does not include shares of restricted common stock deferred pursuant to our 2002 Deferred Compensation Plan, of which 56,250 shares will have vested within 60 days of March 28, 2003.

(3)	Does not include shares of restricted common stock deferred pursuant to our 2002 Deferred Compensation Plan, of which 22,500 shares will have vested within 60 days of March 28, 2003.

(4)	Does not include shares of restricted common stock deferred pursuant to our 2002 Deferred Compensation Plan, of which 18,750 shares will have vested within 60 days of March 28, 2003.

(5)	Does not include shares of restricted common stock deferred pursuant to our 2002 Deferred Compensation Plan, of which 12,500 shares will have vested within 60 days of March 28, 2003.

(6)	Does not include shares of restricted common stock deferred pursuant to our 2002 Deferred Compensation Plan, of which 8,750 shares will have vested within 60 days of March 28, 2003.

(7)	Mr. Dabier became an executive officer in January 2003.

(8)	Does not include shares of restricted common stock deferred pursuant to our 2002 Deferred Compensation Plan, of which 6,250 shares will have vested within 60 days of March 28, 2003.

(9)	Does not include shares of restricted common stock deferred pursuant to our 2002 Deferred Compensation Plan, of which 8,750 shares will have vested within 60 days of March 28, 2003.

(10)	Does not include shares of restricted common stock deferred pursuant to our 2002 Deferred Compensation Plan, of which 8,750 shares will have vested within 60 days of March 28, 2003.

(11)	Does not include shares of restricted common stock deferred pursuant to our 2002 Deferred Compensation Plan, of which 12,500 shares will have vested within 60 days of March 28, 2003.

ITEM NO. 1 — ELECTION OF CLASS I DIRECTORS

ELECTION OF DIRECTORS

General

      We currently have nine members on our Board of Directors. Our Board of Directors is divided into three classes, with each director serving a three-year term and one class being elected at each year’s Annual Meeting of Stockholders. Directors Chris A. Eyre, David G. Takata and Harry G. Van Wickle are the Class I directors whose terms expire at the Annual Meeting of Stockholders to be held May 20, 2003. Directors Paul Brahe, Kenneth Swimm and Michael Lee Workman are the Class II directors whose terms will expire at the 2004 Annual Meeting of Stockholders, and directors Thian Hoo Tan, Raymond H. Wechsler and Neil S. Subin are the Class III directors whose terms will expire at the 2005 Annual Meeting of Stockholders. All of the directors, including the Class I nominees, are incumbent directors. There are no family relationships among any of our directors or executive officers, including any of the nominees mentioned above. Unless otherwise instructed, the holders of Proxies solicited by this Proxy Statement will vote the Proxies received by them for the three Class I nominees. In the event that either nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote for a nominee designated by the present Board of Directors to fill the vacancy. We are not aware of any reason that any nominee will be unable or will decline to serve as a director. The Board of Directors recommends a vote “FOR” the election of each of the Class I nominees listed above.

Nominees

      The names of the members of our Board of Directors, including the Class I nominees, their ages as of March 28, 2003 and certain information about them are set forth below.

Name	Age	Principal Occupation

Thian Hoo Tan	54	Chairman of the Board and Chief Executive Officer of Komag
Paul Brahe(1)	33	Founder, Tiburon Research
Chris A. Eyre(2)*	56	Managing Director, Legacy Venture
Neil S. Subin(3)	38	Managing Director and President, Trendex Capital Management
Kenneth R. Swimm(2)	68	Retired
David G. Takata(3)*	40	President and Chief Executive Officer, Engage Capital
Harry G. Van Wickle(1)*	55	Private Investor
Raymond H. Wechsler(1)	57	Chairman and Chief Executive Officer, American Equity Partners, Inc.
Michael Lee Workman(2)	46	Chief Executive Officer, Pillar Data Systems

(1)	Member of the Audit Committee

(2)	Member of the Compensation Committee

(3)	Member of the Nominating and Governance Committee

*	Denotes nominee for election at the 2003 Annual Meeting of Stockholders

      Mr. Thian Hoo Tan joined our company in 1989, and started our first San Jose, California manufacturing facility in 1989, our Penang operations in 1993, and our Sarawak operations in 1996. Mr. Tan returned to the U.S. and assumed the position of Senior Vice President, Worldwide Operations, from 1996 through his appointment to his present position of Chief Executive Officer in 1999. Before joining our company, Mr. Tan was Vice President of Operations at HMT. Mr. Tan holds B.S. and M.S. degrees in Physics from the University of Malaya in Kuala Lumpur. In January 2002, Mr. Tan was appointed Chairman of the Board.

      Mr. Brahe has served as a member of our Board of Directors since June 30, 2002, when we emerged from bankruptcy. Mr. Brahe is currently affiliated with Tiburon Research, a consulting group he founded in 2001. From 2000 through 2001, and also from 1994 through 1998, he was a partner and portfolio manager for Apodaca Investment Group. From 1998 through 2000, Mr. Brahe served as a principal and also as Director of Research for Preferred Capital Markets. Mr. Brahe holds a B.A. degree from Stanford University.

      Mr. Eyre has served as a member of our Board of Directors since September 1983. Mr. Eyre served as Chairman of the Board from October 2000 to January 2002. He has been the managing Director of Legacy Venture, a philanthropic venture capital fund since March 2001. Mr. Eyre has been a private investor for many years and from 1976 to 1987 served as a general partner of Merrill, Pickard, Anderson & Eyre, and a Vice President of its predecessor, BankAmerica Capital, entities which managed a series of venture capital partnerships. Mr. Eyre holds a B.S. degree from Utah State University and an M.B.A. from Harvard Business School.

      Mr. Subin has served as a member of our Board of Directors since June 30, 2002, when we emerged from bankruptcy. Mr. Subin is currently Managing Director and President of Trendex Capital Management, a private investment fund focusing primarily on financially distressed companies, which he formed in 1991. Mr. Subin is also currently a member of the Board of Directors of Nucentrix Broadband Networks, Inc., First Avenue Networks, Inc., New Alliance Insurance Company and TTR Technologies, Inc. Mr. Subin has been actively involved in the formation of, and has served on, official and ad hoc committees of debt and equity security holders in restructuring of companies including The Lionel Corporation, The Zale Corporation, R.I.I., Macy & Co., Interco, Inc., Hillsborough Holdings Corp./Jim Walter Corp., Morrison Knudsen Corp., Flagstar Cos., Anacomp, Inc., UDC Homes, Inc., Trans World Airlines, Inc., Buenos Aires Embotteladora S.A., Golden Books Family Entertainment, Inc., Boston Chicken, Inc., Iridium LLC, Metricom, Inc., and the Federal Mogul Corporation. Mr. Subin holds a B.A. degree from Brooklyn College.

      Mr. Swimm has served as a member of our Board of Directors since June 30, 2002, when we emerged from bankruptcy. In 1997 Mr. Swimm retired after enjoying 35 years in the aerospace business, most recently as President of the Lockheed Martin Management and Data Systems Company. Mr. Swimm is a veteran in the business of national security and held key management positions with the U.S. Navy, the Nordem Division of United Aircraft, and General Electric’s Space Division and their Strategic Systems Department. Mr. Swimm has served on the Board of Directors for many companies, including Wam!net, the United Way, the Navy League, the Philadelphia Chamber of Commerce, AFCEA, the Security Affairs Support Association, the Philadelphia Museum of Art and the Philadelphia Opera Company. Mr. Swimm holds a B.A. degree in Liberal Arts and a B.S. degree in Electrical Engineering from Columbia College, and an M.S. in Electrical Engineering from the University of New Mexico.

      Mr. Takata has served as a member of our Board of Directors since June 30, 2002, when we emerged from bankruptcy. Mr. Takata recently established Engage Capital, an independent investment firm. From 1999 through 2001, Mr. Takata served as the Senior Vice President of Equity Research, Technology Group of Gerard Klauer Mattison. From 1994 through 1999, Mr. Takata was Vice President of Equity Research, Technology of Gruntal & Company, a full service investment firm, and from 1986 to 1991, he was Manager of Computer Security for Hughes Aircraft Company. Mr. Takata holds a B.S. degree in Business Administration and Finance from California State University in Fresno.

      Mr. Van Wickle has served as a member of our Board of Directors since October 2000 when we merged with HMT. Mr. Van Wickle served as a member of HMT’s Board of Directors from May 1998 to October 2000. Mr. Van Wickle has been President and Chief Executive Officer of Intarsia Corporation, an integrated electronic component design and manufacturing company. Mr. Van Wickle is a 30-year veteran in semiconductor and disk drive manufacturing. From 1974 to 1992, Mr. Van Wickle held management positions at Texas Instruments, Fairchild Semiconductor, AT&T and Micropolis Corporation. From 1992 and prior to joining Intarsia, he was a Vice President in Operations of Dastek, a former subsidiary of Komag; Vice President of Manufacturing at Cypress Semiconductor; and President of Alphatec Electronics Corporation. Mr. Van Wickle holds a B.A. degree from Hobart College.

      Mr. Wechsler has served as a member of our Board of Directors since June 30, 2002, when we emerged from bankruptcy. Mr. Wechsler is currently Chairman and Chief Executive Officer of American Equity Partners, Inc., a holding company that was formed in 1992 to specifically focus on the restructuring of financially distressed companies. Mr. Wechsler has held executive officer positions and served as Chairman or on the Board of Directors of many companies, including Mueller Industries, United Press International, AT&T International, ERC Industries, Tandem Staffing Solutions, Accessory Place, Crystal Oil, Jos A. Banks, Protect Services Industries, and Victoria Station, among others. He has been Administrative Trustee of the Towers Financial Corporation Administrative Trust. He is currently a member of the Board of Directors of Airway Industries, AMC Financial, CFN Liquidating Trust, Galaxy Cable, Tandem Staffing Solutions and Wam!net. Mr. Wechsler is a Certified Public Accountant and holds a B.A. from Queens College and an M.B.A. from Columbia University.

      Dr. Workman has served as a member of our Board of Directors since June 30, 2002, when we emerged from bankruptcy. Dr. Workman is currently the Chief Executive Officer and President of Pillar Data Systems, a post he has held since July 2001. Prior to joining Pillar, Dr. Workman was a Vice President of the Storage Systems Division of IBM. From 1993 to 1995, Dr. Workman served as Chief Technical Officer and Senior Vice President of Connor Peripherals. He has co-authored textbooks on digital control and magnetic recording, numerous publications, and holds 15 patents. Dr. Workman holds a Ph.D. and an M.S. in Electrical Engineering from Stanford University, and a B.S. in Electrical Engineering from U.C. Berkeley.

Board Meetings and Committees

      The Board of Directors held four meetings in 2002 since our emergence from bankruptcy on June 30, 2002. Prior to the bankruptcy, the Board of Directors was comprised of different members, except that Mr. Eyre, Mr. Tan and Mr. Van Wickle were all also on the Board of Directors prior to our emergence from bankruptcy. All other prior members of the Board of Directors resigned effective as of June 30, 2002, pursuant to the terms of our plan of reorganization. Each director is expected to attend each meeting of the Board of Directors and those Committees on which he serves. Each incumbent director attended 100% of the Board of Directors and Committee meetings held since June 30, 2002. Certain matters were approved by the Board of Directors or a Committee of the Board of Directors by unanimous written consent. The Board of Directors currently has a standing Audit Committee, Compensation Committee, and Nominating and Governance Committee. The Audit Committee, Compensation Committee and Nominating and Governance Committee each have a written charter that has been approved by the Board of Directors. The Audit Committee, Compensation Committee and Nominating and Governance Committee are described as follows:

		Number of Meetings
Name of Committees		in 2002 since
and Members	Functions of the Committees	June 30, 2002

AUDIT Paul Brahe, Harry G. Van Wickle and Raymond H. Wechsler	— monitors and reviews corporate financial reporting and internal and external audits; — provides the Board of Directors the results of its examinations and recommendations; — outlines to the Board of Directors improvements made, or to be made, in internal accounting controls; — nominates independent auditors; and — provides the Board of Directors with other information and materials necessary to make the Board of Directors aware of significant financial matters.	4

		Number of Meetings
Name of Committees		in 2002 since
and Members	Functions of the Committees	June 30, 2002

COMPENSATION Chris A. Eyre, Kenneth Swimm and Michael Lee Workman	— reviews and approves the compensation policies for employees, executive officers, directors and consultants; — administers the stock option plan; and — administers the employee stock purchase plan.	3
NOMINATING AND GOVERNANCE Neil S. Subin and David G. Takata	— reviews, solicits and makes recommendations to our Board of Directors with respect to candidates for election to the Board; and — develops and recommends to the Board applicable governance principles.	0

      Prior to June 30, 2002, the Board of Directors held three meetings in 2002. With respect to the incumbent directors who were also on the Board of Directors prior to June 30, 2002, Mr. Eyre and Mr. Tan attended at least 75% of the Board of Directors and Committee meetings held prior to June 30, 2002, and Mr. Van Wickle attended 67% of the meetings held by the Board of Directors. For the period commencing January 1, 2002 to June 30, 2002, the Audit Committee held two meetings, the Compensation Committee held zero meetings and the Nominating and Governance Committee held zero meetings.

Director Compensation

      Non-employee members of our Board of Directors receive $6,000 per fiscal quarter, a $2,000 meeting fee for each board meeting attended, and $1,000 for each committee meeting attended, including telephonic meetings. Upon emergence from bankruptcy, new Audit Committee members also received a one-time payment of $5,000. We granted each non-employee director an option to purchase 10,000 shares of our common stock on March 17, 2003 with an exercise price of $6.48, of which one-quarter shall vest on October 7, 2003, and  1/36th of the remaining options shall vest monthly thereafter. All of the options held by each Board member prior to our bankruptcy were cancelled pursuant to our plan of reorganization. Directors are reimbursed for reasonable expenses related to attending board and committee meetings.

Recommendation of Board of Directors

      We are seeking the affirmative vote of a majority of the issued and outstanding shares present or represented and entitled to vote at the Annual Meeting for election of the three Class I directors for a term of 3 years and until their successors are duly elected and qualified. The Board of Directors recommends voting FOR this proposal.

ITEM NO. 2 — AMENDMENT TO 2002 QUALIFIED STOCK OPTION PLAN TO INCREASE THE NUMBER OF SHARES RESERVED FOR ISSUANCE THEREUNDER BY 450,000 SHARES AND MAKE CERTAIN OTHER CHANGES

Introduction

      Our Board of Directors determined that it is in the best interests of our company and our stockholders to amend the 2002 Qualified Stock Plan, which is referred to in this Proxy Statement as the 2002 Stock Plan and is described in more detail below. In July 2002, the Board of Directors adopted the 2002 Stock Plan, and in August of 2002, approved an amendment to the 2002 Stock Plan and reserved common stock for issuance thereunder in the amount of 2,825,000 shares, plus an increase on January 1, 2005 of 750,000 shares. In October 2002, at a special meeting of the stockholders, the stockholders approved the 2002 Stock Plan. As of the date of this Proxy Statement, options and stock purchase rights to acquire an aggregate of 2,288,395 shares of our common stock have been granted pursuant to the 2002 Stock Plan.

Proposed Amendment

      The Board of Directors has determined that it is in the best interests of our company and our stockholders to amend the 2002 Stock Plan to accelerate the date on which the additional 750,000 shares shall be reserved under the 2002 Stock Plan, and to increase the total number of shares to be reserved for issuance by 450,000 shares instead of 750,000. As described above, the number of shares reserved for issuance under the 2002 Stock Plan was originally going to increase by 750,000 shares on January 1, 2005. Instead, subject to stockholder approval, the number of shares reserved for issuance under the 2002 Stock Plan will be increased as soon as stockholder approval is received, and the number of shares reserved will be increased by 450,000 (instead of 750,000) so that a total of 3,275,000 shares will be available for grant. The Board of Directors proposes that the remaining 300,000 shares be used to increase the number of shares subject to purchase under the 2002 Employee Stock Purchase Plan, as set forth in more detail under Item 3 of this Proxy Statement. The approval of each of Item 2 and Item 3 is not contingent upon approval of the other and the stockholders may approve one without approving the other. In the event the amendment proposed by this Item 2 is approved by the stockholders, but Item 3 of this Proxy Statement is not, then the remaining 300,000 shares would automatically increase the total number of shares reserved for issuance under the 2002 Stock Plan by 300,000 shares on January 1, 2005. In the event the amendment proposed by this Item 2 is not approved and Item 3 of this Proxy Statement is approved, then the 2002 Employee Stock Purchase Plan will be increased by 300,000 shares now and the 2002 Stock Plan will be increased by only 450,000 shares and such increase will occur on January 1, 2005.

      The terms and provisions of the 2002 Stock Plan are summarized below. The summary, however, does not purport to be a complete description of the 2002 Stock Plan.

Description of the 2002 Qualified Stock Plan

      General. The purpose of the 2002 Stock Plan is to attract and retain the best available personnel for positions of substantial responsibility with our company, to provide additional incentive to the employees and consultants of our company and our subsidiaries and to promote the success of our business. Options granted under the 2002 Stock Plan may be either incentive stock options or nonstatutory stock options. Restricted stock purchase rights may also be granted under the 2002 Stock Plan. As of March 28, 2003, approximately 4,438 employees were eligible to participate in the 2002 Stock Plan. The maximum aggregate number of shares that currently may be issued under the 2002 Stock Plan is 2,825,000 shares, of which 1,625,000 were issuable pursuant to our plan of reorganization related to our emergence from bankruptcy, 750,000 became available for issuance on March 17, 2003 and 450,000 will become available on March 15, 2004. Unless amended by approval of this Item 2 or Item 3, the 2002 Stock Plan will be increased by 750,000 on January 1, 2005 and become available for grant on March 15, 2005.

      Administration. The 2002 Stock Plan may generally be administered by our Board of Directors or a committee appointed by the board, which is referred to in this Proxy Statement as the administrator. The Board of Directors has appointed our Compensation Committee as administrator of the 2002 Stock Plan. The administrator may make any determinations deemed necessary or advisable for the 2002 Stock Plan.

      Eligibility. Nonstatutory stock options and stock purchase rights may be granted under the 2002 Stock Plan to employees, directors and consultants of our company and any subsidiary of our company. Incentive stock options may be granted only to employees. The administrator, in its discretion, selects the employees, directors and consultants to whom options and stock purchase rights may be granted, the time or times at which such options and stock purchase rights shall be granted, and the exercise price and number of shares subject to each such grant.

      Limitations. Section 162(m) of the Internal Revenue Code places limits on the deductibility for federal income tax purposes of compensation paid to certain executive officers of our company. In order to preserve our ability to deduct the compensation income associated with options granted to such persons, the 2002 Stock Plan provides that no employee may be granted, in any fiscal year, options and stock purchase rights to purchase more than 1,500,000 shares of our common stock. Notwithstanding this limit, however, in connection with such individual’s initial employment, he or she may be granted options and stock purchase rights to purchase up to an additional 1,500,000 shares of our common stock.

      Terms and Conditions of Options. Each option is evidenced by a stock option agreement between us and the optionee, and is subject to the following terms and conditions:

      Exercise Price. Options granted under the 2002 Stock Plan in general will have an exercise price equal to the fair market value of the common stock on the date of the grant. Options to purchase approximately 745,157 shares of our common stock were granted on March 17, 2003 with an exercise price equal to $6.48, representing the fair market value of the stock on such date. Notwithstanding the foregoing, with respect to the initial 1,625,000 shares (the “Initial Shares”) issuable under the 2002 Stock Plan pursuant to our plan of reorganization related to our emergence from bankruptcy, the administrator has the right to determine the exercise price, which exercise price was determined to be $0.00. To date, stock purchase rights and options to purchase 1,541,631 of the 1,625,000 Initial Shares have been granted.

      Exercise of Option; Form of Consideration. The 2002 Stock Plan administrator determines when options become exercisable, and may in its discretion, accelerate the vesting of any outstanding option. The means of payment for shares issued upon exercise of an option is specified in each option agreement. The 2002 Stock Plan permits payment to be made by cash, check, promissory note, other shares of our common stock (with some restrictions), cashless exercises, any other form of consideration permitted by applicable law, or any combination thereof.

      Term of Option. The term of an incentive stock option may be no more than ten (10) years from the date of grant; provided, however, that in the case of an incentive stock option granted to a 10% stockholder, the term of the option may be no more than five (5) years from the date of grant. No option may be exercised after the expiration of its term.

      Termination of Service. If an optionee’s service relationship terminates for any reason (excluding death or disability), then the optionee generally may exercise the option within three months of such termination to the extent that the option is vested on the date of termination (but in no event later than the expiration of the term of such option as set forth in the option agreement). If an optionee’s service relationship terminates due to the optionee’s disability, the optionee generally may exercise the option, to the extent the option was vested on the date of termination, within 12 months from the date of such termination. If an optionee’s service relationship terminates due to the optionee’s death, the optionee’s estate or the person who acquires the right to exercise the option by bequest or inheritance generally may exercise the option as to all of the shares subject to the option (including unvested shares), within 12 months from the date of such termination.

      Nontransferability of Options. Unless otherwise determined by the 2002 Stock Plan administrator, options granted under the 2002 Stock Plan are not transferable other than by will or the laws of descent and distribution, and may be exercised during the optionee’s lifetime only by the optionee.

      Other Provisions. The stock option agreement may contain other terms, provisions and conditions not inconsistent with the 2002 Stock Plan as may be determined by the administrator.

      Stock Purchase Rights. In the case of stock purchase rights, unless the administrator determines otherwise, the restricted stock purchase agreement shall grant us a repurchase option to repurchase any unvested shares subject to such restricted stock purchase agreement. Such repurchase option shall be exercisable upon the voluntary or involuntary termination of the purchaser’s employment with us for any reason (including death or disability). The purchase price for shares repurchased pursuant to the restricted stock purchase agreement shall be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to us. The repurchase option shall lapse at a rate determined by the administrator.

      Adjustments Upon Changes in Capitalization. In the event that our common stock changes by reason of any stock split, reverse stock split, stock dividend, combination, reclassification or other similar change in our capital structure effected without the receipt of consideration, appropriate adjustments shall be made in the number and class of shares of stock subject to the 2002 Stock Plan, the number and class of shares of stock subject to any option or stock purchase right outstanding under the 2002 Stock Plan, and the exercise price of any such outstanding option or stock purchase right.

      In the event of a liquidation or dissolution, any unexercised options or stock purchase rights will terminate. The administrator may, in its sole discretion, provide that each optionee shall have the right to exercise all or any part of the option or stock purchase right, including shares as to which the option or stock purchase right would not otherwise be exercisable.

      In connection with any change of control or merger of our company with or into another corporation or the sale of all or substantially all of our assets, each outstanding option and stock purchase right shall be assumed or an equivalent option or right substituted by the successor corporation. If the successor corporation refuses to assume the options and stock purchase rights or to substitute substantially equivalent options or rights, the optionee shall have the right to exercise the option or stock purchase right as to all the optioned stock, including shares not otherwise vested or exercisable. In such event, the administrator shall notify the optionee that the option or stock purchase right is fully exercisable for fifteen (15) days from the date of such notice and that the option or stock purchase right terminates upon expiration of such period.

      The administrator has the discretion to grant limited stock appreciation rights in tandem with outstanding options granted to officers subject to the short-swing profit restrictions. Furthermore, upon the occurrence of a hostile take-over, each outstanding option with a limited stock appreciation right in effect for at least 6 months will be cancelled and the optionee will receive a cash distribution from us in an amount equal to the excess of the take-over price over the aggregate exercise price payable for such shares.

      Amendment and Termination of the 2002 Stock Plan. Our Board of Directors may amend, alter, suspend or terminate the 2002 Stock Plan, or any part thereof, at any time and for any reason. However, we are required to obtain stockholder approval for any amendment to the 2002 Stock Plan to the extent necessary and desirable to comply with applicable law. No action by our Board of Directors or stockholders may alter or impair any option or stock purchase right previously granted under the 2002 Stock Plan without the written consent of the optionee. Unless terminated earlier, the 2002 Stock Plan shall terminate in 2012.

Federal Income Tax Consequences

      Incentive Stock Options. An optionee who is granted an incentive stock option does not recognize taxable income at the time the option is granted or upon its exercise, although the exercise is an adjustment item for alternative minimum tax purposes and may subject the optionee to the alternative minimum tax. Upon a disposition of the shares more than two years after grant of the option and one year after exercise of the option, any gain or loss is treated as long-term capital gain or loss. Net capital gains on shares held more than 12 months may be taxed at a maximum federal rate of 20%. Capital losses are allowed in full against capital gains and up to $3,000 against other income. If these holding periods are not satisfied, the optionee recognizes ordinary income at the time of disposition equal to the difference between the exercise price and the lower of (i) the fair market value of the shares at the date of the option exercise or (ii) the sale price of the shares. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income is treated as long-term or short-term capital gain or loss, depending on the holding period. A different rule for measuring ordinary income upon such a premature disposition may apply if the optionee is also an officer, director, or 10% stockholder of our company. Unless limited by Section 162(m) of the Internal Revenue Code, we are entitled to a deduction in the same amount as the ordinary income recognized by the optionee.

      Nonstatutory Stock Options. An optionee does not recognize any taxable income at the time he or she is granted a nonstatutory stock option. Upon exercise, the optionee recognizes taxable income generally measured by the excess of the then fair market value of the shares over the exercise price. Any taxable income recognized in connection with an option exercise by an employee is subject to tax withholding by us. Unless limited by Section 162(m) of the Internal Revenue Code, we are entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Upon a disposition of such shares by the optionee, any difference between the sale price and the optionee’s exercise price, to the extent not recognized as taxable income as provided above, is treated as long-term or short-term capital gain or loss, depending on the holding period. Net capital gains on shares held more than 12 months may be taxed at a maximum federal rate of 20%. Capital losses are allowed in full against capital gains and up to $3,000 against other income.

      Stock Purchase Rights. Stock purchase rights will generally be taxed in the same manner as nonstatutory stock options. However, restricted stock is subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Internal Revenue Code, because we may repurchase the stock when the purchaser ceases to provide services to us. As a result of this substantial risk of forfeiture, the purchaser will not recognize ordinary income at the time of purchase. Instead, the purchaser will recognize ordinary income on the dates when the stock is no longer subject to a substantial risk of forfeiture (i.e., when our right of repurchase lapses). The purchaser’s ordinary income is measured as the difference between the purchase price and the fair market value of the stock on the date the stock is no longer subject to right of repurchase.

      The purchaser may accelerate to the date of purchase his or her recognition of ordinary income, if any, and begin his or her capital gains holding period by timely filing (i.e., within thirty days of purchase), an election pursuant to Section 83(b) of the Internal Revenue Code. In such event, the ordinary income recognized, if any, is measured as the difference between the purchase price and the fair market value of the stock on the date of purchase, and the capital gain holding period commences on such date. The ordinary income recognized by a purchaser who is an employee will be subject to tax withholding by us. Different rules may apply if the purchaser is also an officer, director, or 10% stockholder of our company.

      The foregoing is only a summary of the effect of federal income taxation upon optionees and our company with respect to the grant and exercise of options under the 2002 Stock Plan. It does not purport to be complete, and does not discuss the tax consequences of the employee’s or consultant’s death or the provisions of the income tax laws of any municipality, state or foreign country in which the employee or consultant may reside.

Accounting Treatment

      Under current accounting rules, the issuance of our common stock under the 2002 Stock Plan will result in a compensation charge if stock purchase rights and/or options are issued/ granted at prices below the market value of our common stock. Such charge would be recorded ratably against earnings over the vesting period for the underlying stock purchase rights and/or options. However, we must disclose in notes to our consolidated financial statements, the pro forma impact that the stock purchase rights and/or options granted under the 2002 Stock Plan would have upon our reported earnings were the value of those stock purchase rights and/or options treated as compensation expense.

Recommendation of Board of Directors

      We are seeking the affirmative vote of a majority of the issued and outstanding shares present or represented and entitled to vote at the Annual Meeting for approval of the amendment to increase the number of shares reserved for issuance by 450,000 shares and make certain other changes to the 2002 Qualified Stock Plan. The Board of Directors recommends voting FOR this proposal.

ITEM NO. 3 — AMENDMENT OF 2002 EMPLOYEE STOCK PURCHASE PLAN TO INCREASE NUMBER OF SHARES RESERVED FOR PURCHASE THEREUNDER BY 300,000 SHARES

Introduction

      Our Board of Directors has determined that it is in the best interests of our company and our stockholders to amend the 2002 Employee Stock Purchase Plan, which is referred to in this Proxy Statement as the 2002 Purchase Plan and is described in more detail below. In August 2002, the Board of Directors adopted the 2002 Purchase Plan and reserved common stock for issuance under the plan in the amount of 300,000 shares, and in October 2002, at a special meeting of the stockholders, the stockholders approved the 2002 Purchase Plan.

Proposed Amendment

      The Board of Directors has determined that it is in the best interests of our Company and our stockholders to amend the 2002 Purchase Plan to increase the total number of shares subject to purchase under the 2002 Purchase Plan by 300,000 shares so that a total of 600,000 shares will be available for purchase. As set forth in more detail in Item 2 of this Proxy Statement, the 300,000 shares to be used for this increase were originally part of the 750,000 shares that were to automatically increase the shares reserved for issuance under the 2002 Stock Plan on January 1, 2005. Instead, subject to stockholder approval, the increase of 300,000 shares would be used to increase the number of shares reserved for purchase under the 2002 Purchase Plan as follows: 150,000 shares would be reserved for purchase in the second Offering Period in 2004; and 150,000 shares would be reserved for purchase in the first Offering Period in 2005. The approval of each of Item 2 and Item 3 is not contingent upon approval of the other and the stockholders may approve one without approving the other. In the event the amendment proposed by this Item 3 is approved and Item 2 of this Proxy Statement is not approved, then the 2002 Purchase Plan will be increased by 300,000 shares now for purchase in subsequent offering periods and the 2002 Stock Plan will be increased by only 450,000 shares and such increase will occur on January 1, 2005. In the event the amendment proposed by this Item 3 is not approved, but Item 2 of this Proxy Statement is approved, then the 300,000 shares would automatically increase the total number of shares reserved for issuance under the 2002 Stock Plan by 300,000 shares on January 1, 2005.

      The terms and provisions of the 2002 Purchase Plan are summarized below. The summary, however, does not purport to be a complete description of the 2002 Purchase Plan.

Description of the 2002 Purchase Plan

      General. The purpose of the 2002 Purchase Plan is to attract and retain the best available personnel, to provide additional incentive to our employees and to promote the success of our business.

      Administration. The 2002 Purchase Plan may generally be administered by our Board of Directors or a committee appointed by the board. The board has appointed our Compensation Committee as administrator of the 2002 Purchase Plan. The administrator may make any determinations deemed necessary or advisable for the 2002 Purchase Plan.

      As of March 28, 2003, approximately 4,438 employees (including 10 current executive officers) were eligible to participate in the 2002 Purchase Plan.

      Offering Period. The 2002 Purchase Plan is implemented by offering periods lasting approximately six months in duration with a new offering period commencing on the first trading day on or following the first day of the fiscal month of March and September of each year. Komag’s fiscal months follow the 4-4-5 rule whereby there are exactly four weeks in each of the first two months of a quarter, and five weeks in the last month of a quarter. In this regard, fiscal months always begin on a Monday. The first offering period commenced on February 24, 2003 and will end on August 22, 2003. To participate in the 2002 Purchase Plan, each eligible employee must authorize payroll deductions pursuant to the 2002 Purchase Plan. Such payroll deductions may not exceed 10% of a participant’s compensation. Compensation is generally defined as an employee’s base pay, all overtime, and 2003 bonus payments but exclusive of payments under the Target Incentive Plan, shift premium, commissions and other compensation. Prior to an offering, the Administrator may determine that additional items of compensation shall be included or excluded from the definition of compensation for that offering period. Once an employee becomes a participant in the 2002 Purchase Plan, common stock will automatically be purchased under the 2002 Purchase Plan at the end of each offering period, unless the participant withdraws or terminates employment earlier, and the employee will automatically participate in each successive offering period until such time as the employee withdraws from the 2002 Purchase Plan or the employee’s employment with the company terminates.

      Purchase Price. The purchase price per share at which shares will be sold in an offering under the 2002 Purchase Plan is the lower of:

•	85% of the fair market value of a share of our common stock on the first day of an offering period, or

•	85% of the fair market value of a share of our common stock on the last day of each offering period.

The fair market value of the common stock on a given date is generally the average of the bid and asked price of the common stock as reported on the Nasdaq National Market or the closing sale price of our common stock on any exchange on which our common stock is traded, for such date.

      Payment of Purchase Price; Payroll Deductions. The purchase price of the shares is accumulated by payroll deductions throughout the offering period. The number of shares of common stock a participant may purchase in each offering period is determined by dividing the total amount of payroll deductions withheld from the participant’s compensation during that offering period by the purchase price; provided, however, that a participant may not purchase more than 250 shares for each offering period and the aggregate number of shares purchased during any offering period may not exceed 150,000 shares. During the offering period, a participant may discontinue his or her participation in the 2002 Purchase Plan, and may decrease or increase the rate of payroll deductions in an offering period within limits set by the administrator.

      All payroll deductions made for a participant are credited to the participant’s account under the 2002 Purchase Plan, are withheld in whole percentages only and are included with the general funds of the company. Funds received by us pursuant to exercises under the 2002 Purchase Plan are also used for general corporate purposes. A participant may not make any additional payments into his or her account.

      Withdrawal. A participant may terminate his or her participation in the 2002 Purchase Plan at any time by giving the company a written notice of withdrawal. In such event, the payroll deductions credited to the participant’s account will be returned, without interest, to such participant. Payroll deductions will not resume unless a new subscription agreement is delivered in connection with a subsequent offering period.

      Termination of Employment. Termination of a participant’s employment for any reason, including death, cancels his or her participation in the 2002 Purchase Plan immediately. In such event the payroll deductions credited to the participant’s account will be returned without interest to such participant, his or her designated beneficiaries or the executors or administrators of his or her estate.

      Adjustments Upon Changes in Capitalization. In the event of any changes in the capitalization of the company effected without receipt of consideration by the company, such as a stock split, stock dividend, combination or reclassification of the common stock, resulting in an increase or decrease in the number of shares of common stock, proportionate adjustments will be made by the Board of Directors in the shares subject to purchase and in the price per share under the 2002 Purchase Plan. In the event of liquidation or dissolution of our company, the offering period then in progress will be shortened and a new exercise date will be set and the 2002 Purchase Plan will terminate immediately prior to the consummation of such event unless otherwise provided by our Board of Directors. In the event of a sale of all or substantially all of our assets or the merger of our company with or into another corporation, each option under the 2002 Purchase Plan shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation. If the successor corporation refuses to assume or substitute for the outstanding options, the offering period then in progress will be shortened and a new exercise date will be set.

      Amendment and Termination. Our Board of Directors may at any time and for any reason amend or terminate the 2002 Purchase Plan, except that no such termination shall affect options previously granted and no amendment shall make any change in an option granted prior thereto which adversely affects the rights of any participant. Stockholder approval for amendments to the 2002 Purchase Plan shall be obtained in such a manner and to such a degree as required to comply with all applicable laws or regulations. The 2002 Purchase Plan will terminate in 2012, unless terminated earlier by our Board of Directors in accordance with the 2002 Purchase Plan.

Federal Income Tax Consequences

      The 2002 Purchase Plan is intended to be an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code. Under a plan which so qualifies, no taxable income will be recognized by a participant, and no deductions will be allowable to us, upon either the grant or the exercise of the purchase rights. Taxable income will not be recognized until there is a sale or other disposition of the shares acquired under the 2002 Purchase Plan or in the event the participant should die while still owning the purchased shares.

      If the participant sells or otherwise disposes of the purchased shares within two years after the start date of the offering period in which such shares were acquired or within one year after the date on which those shares were actually purchased, then the participant will recognize ordinary income in the year of sale or disposition equal to the amount by which the fair market value of the shares on the purchase date exceeded the purchase price paid for those shares, and we will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal in amount to such excess.

      If the participant sells or disposes of the purchased shares more than two years after his or her entry date into the offering period in which the shares were acquired and more than one year after the purchase date of those shares, then the participant will recognize ordinary income in the year of sale or disposition equal to the lesser of:

•	the amount by which the fair market value of the shares on the sale or disposition date exceeded the purchase price paid for those shares or

•	15% of the fair market value of the shares on the participant’s entry date into that offering period.

Any additional gain upon the disposition will be taxed as a long-term capital gain. We will not be entitled to an income tax deduction with respect to such disposition.

      If the participant still owns the purchased shares at the time of death, the lesser of:

•	the amount by which the fair market value of the shares on the date of death exceeds the purchase price or

•	15% of the fair market value of the shares on his or her entry date into the offering period in which those shares were acquired will constitute ordinary income in the year of death.

      The foregoing is only a summary of the effect of federal income taxation on participants and our company with respect to the grant and exercise of purchase rights under the 2002 Purchase Plan. It does not purport to be complete, and does not discuss the tax consequences of the employee’s death or the provisions of the income tax laws of any municipality, state or foreign country in which the employee or consultant may reside.

Accounting Treatment

      Under current accounting rules, the issuance of our common stock under the 2002 Purchase Plan will not result in a compensation expense. However, we must disclose, in notes to our consolidated financial statements, the pro forma impact that the purchase rights granted under the 2002 Purchase Plan would have upon our reported earnings were the value of those purchase rights treated as compensation expense.

Recommendation of Board of Directors

      We are seeking the affirmative vote of a majority of the issued and outstanding shares present or represented and entitled to vote at the Annual Meeting for approval of the amendment of the 2002 Employee Stock Purchase Plan to increase the number of shares reserved for issuance by 300,000 shares. The Board of Directors recommends voting FOR this proposal.

ITEM NO. 4 — RATIFICATION OF INDEPENDENT AUDITORS

      The Board of Directors has selected KPMG LLP as our independent auditors for the fiscal year ending December 28, 2003. The affirmative vote of the holders of a majority of the shares represented and voting at the Annual Meeting will be required to ratify the selection of KPMG LLP.

      In the event the stockholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board feels that such a change would be in the best interests of our company and our stockholders. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the ratification of the selection of KPMG LLP.

      KPMG LLP has audited our financial statements since 2001. Representatives of the firm, who are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Fiscal 2002 and 2001 Fees

KPMG LLP

      The following table presents fees for professional audit services rendered by KPMG LLP for the audit of our consolidated financial statements for the fiscal years ended December 29, 2002 and December 30, 2001, and fees for other services rendered by KPMG LLP.

	2002	2001

Audit fees(1)	$424,117	$200,557
Audit related fees	—	—
Tax fees(2)	242,621	—
All other fees(3)	214,994	310,785

(1)	Audit fees are for the audit and quarterly reviews, registration statement filings and statutory audits in foreign jurisdictions. In 2002, audit fees primarily related to audits of two separate periods (the period prior to our emergence from bankruptcy, and the period beginning June 30, 2002), quarterly reviews and registration statements. The audit fees in 2001 included one quarterly review and the year end audit.

(2)	Tax fees are for services relating to our property tax assessments.

(3)	All other fees are related to advice on bankruptcy-related issues.

     Ernst & Young LLP

      The following table presents fees for professional services rendered by Ernst & Young LLP in 2002 and 2001.

	2002	2001

Audit fees(1)	$22,500	$35,777
Audit related fees	—	—
Tax fees	—	—
All other fees(2)	—	225,542

(1)	In 2002, audit fees were incurred subsequent to emergence from Chapter 11 for required consents for registration statements and the annual report on Form 10-K. The 2001 fees primarily related to the quarterly reviews of the first and second quarterly financial statements.

(2)	All other fees are related to advice on bankruptcy-related issues.

      Our 2002 Audit Committee considered and believed that the services to our company provided by KPMG LLP and Ernst & Young LLP were compatible with maintaining their independence.

Recommendation of the Board of Directors

      We are seeking the affirmative vote of a majority of the issued and outstanding shares present or represented and entitled to vote at the Annual Meeting for the ratification of the selection of KPMG LLP as our independent auditors for the fiscal year ending December 28, 2003. The Board of Directors recommends voting FOR this proposal.

EQUITY COMPENSATION PLAN INFORMATION

      The following table gives information about our common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of December 29, 2002, including the 2002 Employee Stock Purchase Plan and the 2002 Qualified Stock Option Plan.

			(c)
			Number of Securities
			Remaining Available
			for Future
	(a)		Issuance Under
	Number of Securities	(b)	Equity
	to be Issued Upon	Weighted Average	Compensation
	Exercise of	Exercise Price of	Plans (Excluding
	Outstanding Options,	Outstanding Options,	Securities Reflected in
Plan Category	Warrants and Rights	Warrants and Rights	Column(a))

Equity compensation plans approved by security holders	1,541,631	$0.00	1,583,369
Equity compensation plans not approved by security holders	0	—	0
Total	1,541,631	$0.00	1,583,369

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Employment and Change of Control Agreements

      In 2002, we entered into three-year employment contracts with the following executive officers: Christopher Bajorek, Kathleen A. Bayless, William Hammack, Kamran Honardoost, Ray Martin, Peter Norris, Michael Russak, Thian Hoo Tan and Tsutomo Yamashita. These agreements provide for base salary compensation (which is at least equal to compensation levels as of the date immediately prior to our filing for bankruptcy, including annual market adjustments), a term of employment until July 16, 2005, benefits and certain other severance benefits described below. The agreements also include a non-solicitation clause prohibiting for a period of twelve months following termination of employment, the inducement or encouragement of any employee or customer of the company to terminate his or her employment with the company or customer relationship to the company.

Compensation upon Involuntary Termination

      The employment agreements provide that if an executive officer’s employment terminates other than voluntarily or for cause, and the executive officer signs and does not revoke a standard release of claims with the company, the executive officer will receive a severance amount equal to 2.99 times the executive officer’s annual compensation, which includes annualized base salary, expected bonus payments to be made during the year in which termination occurs, and the annualized value of the executive officer’s benefit package. The severance payment is to be paid in a single lump sum within 30 days of termination.

Compensation upon Change of Control

      In addition, the employment agreements provide the same severance payments referred to in the preceding paragraph to be made if any of the named executive officers are terminated without cause within six months of a change of control. The severance amount is to be paid in a single lump sum within 30 days of termination. Following a change of control, an executive officer shall be considered terminated without cause if the executive officer is not provided with an offer of comparable employment with the company or successor entity following the change of control with comparable duties, position and responsibilities in effect immediately prior to the change of control.

Definitions of Cause and Change of Control

      Under the employment agreements, cause is defined as an executive officer’s (i) act of dishonesty made in connection with the executive officer’s responsibilities as an employee, (ii) conviction of, or plea of nolo contendere to, a felony, (iii) gross misconduct, or (iv) continued substantial violations of his or her employment duties after an executive officer has received a written demand for performance from the company that specifically sets forth the factual basis for the company’s belief that the executive officer has not substantially performed his or her duties. Change of control is defined as: (i) any “person” (as used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the company representing 50% or more of the total voting power represented by the company’s then outstanding voting securities; or (ii) the date of the consummation of a merger or consolidation of the company with any other corporation that has been approved by the stockholders of the company, other than a merger or consolidation which would result in the voting securities of the company outstanding immediately prior to such transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the company or the surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the company approve a plan of complete liquidation of the company; or (iii) the date of the consummation of the sale or disposition by the company of all or substantially all the company’s assets.

Summary of Cash and Certain Other Compensation

      The following table sets forth the compensation earned by our Chief Executive Officer, and each of our four most highly compensated executive officers whose base salary and bonus for the 2002 fiscal year was in excess of $100,000, for services rendered in all capacities to us and our subsidiaries for the 2002, 2001, and 2000 fiscal years. In connection with our plan of reorganization, all shares and options outstanding as of June 30, 2002 were cancelled on June 30, 2002, the date we emerged from bankruptcy.

	Annual Compensation			Long-Term Compensation

					Restricted
				Stock Options	Stock	All Other
		Salary	Bonus	Granted	Awards	Compensation
Name and Principal Position	Year	($)(1)	($)(2)	(# of Shares)	($)(3)	($)(4)

Thian Hoo Tan	2002	450,000	109,231	—	675,000	5,000
Chief Executive Officer	2001	423,077	43,269	500,000	—	2,539
	2000	400,001	11,269	104,795	—	625
Michael A. Russak(5)	2002	350,000	115,385	—	270,000	5,000
President and Chief	2001	334,231	200,000	200,000	—	4,260
Technical Officer	2000	63,779	—	83,230	—	—
Christopher H. Bajorek	2002	374,999	57,692	—	225,000	5,000
Executive Vice President —	2001	374,999	36,058	106,000	—	1,969
Advanced Technology	2000	374,999	8,941	83,230	—	1,070,631	(6)
Ray L. Martin	2002	300,000	77,404	—	150,000	6,688	(7)
Executive Vice President —	2001	287,500	28,846	—	—	4,387	(7)
Customer Sales and Service	2000	275,001	8,941	61,960	—	2,821	(7)
Tsutomo Yamashita	2002	250,000	63,462	—	105,000	5,000
Vice President, Process	2001	230,138	24,038	—	—	2,457
Development	2000	212,301	11,653	49,510	—	625

(1)	Includes salary deferred under the Komag Savings and Deferred Profit Sharing Plan.

(2)	Includes amounts earned for the indicated year as retention bonuses under the Discretionary Bonus Plan.

(3)	Under our 2002 Deferred Compensation Plan, each eligible employee may defer his or her restricted stock awards. The minimum permitted deferral is 100% of such awards. All restricted stock deferred are deemed to give each participant an unsecured right to receive equal amounts of such shares of our common stock in the future. At the time when an eligible employee makes a deferral election, he or she also must elect the time and method for payment of the deferred amounts and those amounts are subject to the same vesting schedule that an employee’s restricted stock award would have been subject to if he or she had elected to receive such award. An eligible employee may elect to receive an unscheduled withdrawal of his or her vested deferred restricted stock amounts at any time (subject to a 10% penalty). The deferred restricted stock amounts will be paid in our common stock upon distribution. The calculation of dollar value was made by multiplying the number of restricted shares deferred by each executive officer by $3.00, the closing market price on October 7, 2002 (which is the date of the grant of the restricted stock award). One-quarter of the restricted shares vested on January 6, 2003, and an additional one-quarter of the restricted shares will vest on each of July 7, 2003, January 6, 2004, and July 6, 2004.

(4)	Includes the matching contributions made by us on behalf of each named executive officer to the Section 401(k) Savings Program.

(5)	Dr. Russak joined our company in October of 2000 and became President in February of 2001.

(6)	Includes $1,070,006 paid by us on behalf of Mr. Bajorek in connection with settlement of a lawsuit and associated payments.

(7)	Includes $1,688 paid by us on behalf of Mr. Martin in connection with his personal use of an automobile in 2002, $2,389 in 2001, and $2,196 in 2000.

Option Grants

      All of the options to purchase our common stock that were outstanding immediately prior to our emergence from chapter 11 bankruptcy proceedings, including those option grants to executive officers made during fiscal 2001, were cancelled effective June 30, 2002, when we emerged from chapter 11 bankruptcy proceedings. As of the date of this Proxy Statement, 991,861 options and restricted shares have been granted to our executive officers and directors pursuant to the 2002 Qualified Stock Option Plan. No options were granted to the Chief Executive Officer and next four other most highly compensated executive officers in 2002 after our emergence from bankruptcy on June 30, 2002.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

      The Chief Executive Officer and our four other most highly compensated executive officers did not receive any option grants as of December 29, 2002.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors and persons who own more than 10% of a registered class of our equity securities to file certain reports with the SEC regarding ownership of, and transactions in, our securities. Such officers, directors and 10% stockholders are also required by the SEC to furnish us with copies of all Section 16(a) forms that they file.

      Based solely on our review of such forms furnished to us and written representations from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and more than 10% stockholders were complied with during fiscal year 2002.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

      We issued a press release on November 19, 2001, announcing that our auditors, Ernst & Young LLP (Ernst & Young), resigned after a fourteen-year period of engagement. As described in the press release, Ernst & Young resigned due to a conflict between the requirement that the Bankruptcy Court approve our auditors, and certain terms required by Ernst & Young in its engagement agreement for debtors, such as us, in Chapter 11 proceedings. Our Board of Directors approved the decision to change independent accountants.

      Ernst & Young’s reports on our financial statements for the years ended 2000 and 1999 did not contain an adverse opinion or a disclaimer of opinion, nor were the opinions qualified or modified as to uncertainty, audit scope, or accounting principles. However, Ernst & Young did report uncertainty as to our ability to continue as a going concern. During our 2000 and 1999 fiscal years and the subsequent interim period preceding Ernst & Young’s resignation, there were no disagreements with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of Ernst & Young, would have caused it to make reference to the subject matter of the disagreement in connection with its reports on the financial statements for such years.

      During our 2000 and 1999 fiscal years and the subsequent interim period preceding Ernst & Young’s resignation, there were no “reportable events” as that term is defined in Regulation S-K Item 304(a)(1)(v). We requested that Ernst & Young furnish us with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the above statements. A copy of that letter, which is dated November 26, 2001, is filed as Exhibit 16 to our Annual Report on Form 10-K for the fiscal year 2001.

      We engaged KPMG LLP (KPMG) as our principal accountants effective as of November 19, 2001. During our 2000 and 1999 fiscal years and the subsequent interim period prior to engaging KPMG, neither Komag nor anyone on its behalf consulted with KPMG regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither a written report nor oral advice was provided to us by KPMG that was an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

Other Business

      The Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting. If other matters are properly brought before the Annual Meeting, however, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

      The Audit Committee of our Board of Directors serves as the representative of our Board of Directors for the general oversight of our financial accounting and reporting process, system of internal control, audit process, and process for monitoring compliance with laws and regulations. Our management has primary responsibility for preparing our financial statements and our financial reporting process. Our independent accountants for our fiscal year 2002, KPMG LLP, are responsible for expressing an opinion on the conformity of our fiscal year 2002 audited financial statements with accounting principles generally accepted in the United States of America. In this context, the Audit Committee reports as follows:

1. The Audit Committee has reviewed and discussed the audited financial statements with our management.

2. The Audit Committee has discussed with the independent accountants the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standard, AU 380), as modified or supplemented.

3. The Audit Committee has received the written disclosures and the letter from our independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as modified or supplemented, and has discussed with our independent accountants the independent accountants’ independence.

4. Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to our Board of Directors, and our Board of Directors has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 29, 2002, for filing with the SEC.

      Our Board of Directors has adopted a written charter for the Audit Committee, a copy of which is attached to the Proxy Statement as Exhibit A. Each of the members of the Audit Committee is independent as defined under the current listing standards of the National Association of Securities Dealers.

Audit Committee

Paul Brahe
Harry G. Van Wickle
Raymond H. Wechsler

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Compensation Committee Interlocks and Insider Participation

      All of our 2002 Compensation Committee’s members, Kenneth R. Swimm, Michael Lee Workman and Chris A. Eyre, are independent directors who are not employees of our company. Chris A. Eyre was formerly an executive officer of the company, until his resignation on January 31, 2002. None of our executive officers served on the Board of Directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors or the Compensation Committee.

      The Compensation Committee is accountable for the approval of cash compensation programs that fairly compensate key executives and employees and that relate the pay levels of officers to the performance of our company. The Compensation Committee is also responsible for all stock option grants to executive officers.

Objectives of Our Executive Compensation Option Plan

      Our executive compensation is based on the premise that the executive officers are responsible for achievement of our goals and objectives and are rewarded when achievement of these goals result in successful financial performance. The Compensation Committee intends to control fixed salary costs, to provide a high degree of leverage in officers’ pay based on our actual performance, to allow flexibility to respond to specific individual issues such as retention, and to balance cost to stockholders against providing appropriate incentives for value creation. To structure the actual annual compensation plans, the Compensation Committee relies on research performed by an independent compensation consulting firm, and advice from our human resources department. For comparison purposes, we have identified a group of high-performing companies, or peer companies both within and outside our industry. We compete with the peer companies for the hiring and retention of key executives and accordingly compare our executive compensation practices to these companies. Each peer company shares at least one attribute, such as high technology, location or size with us. These comparisons also include the relative financial performance of our company and the peer companies. Since executive search and retention is not necessarily industry specific, we make no attempt to correlate the list of peer companies with the companies in the Nasdaq Computer Manufacturers Index, our Industry index in the “Stock Performance Graph.”

      The total compensation plan developed for each officer includes base salary, incentive bonus and stock options in addition to participation in our Deferred Compensation Plan and 2002 Employee Stock Purchase

Plan (subject to the same eligibility criteria applicable to all employees). Executive officers are also eligible to defer salary under our 401(k) Plan. Average base salary is targeted at or below the 50th percentile of base salaries for executives with similar positions among the peer companies. The Compensation Committee considers this level of base salary sufficient, in the context of the total compensation package, to attract and retain executives of the caliber required to manage a company that employs leading edge technology in a fiercely competitive, rapidly changing industry, while controlling this fixed component of compensation in the event of poor business conditions or company performance. On an individual basis, the base salaries of our executive officers range from the 40th percentile to the 75th percentile. Variation from the targeted range is due to individual qualifications, including performance, specific technical knowledge, experience and/or total targeted cash compensation as judged by the Compensation Committee.

      To complement base salary, the Compensation Committee administers the Target Incentive Plan. This incentive plan is designed to provide substantial rewards for exceeding financial performance targets and little or no payout when we perform poorly. Specifically, the incentive plan provides a pool of funds available for payments based on our EBITDAR (earnings before interest, taxes depreciation, amortization and restructuring) as compared to the 2003 plan as approved by the Board of Directors in the first quarter of the fiscal year. The maximum pool is equal to 3% of EBITDAR when actual EBITDAR is greater than or equal to 132% of the 2003 plan. This percentage declines linearly with no payments to be made should our financial performance fall below 85% of our 2003 Plan EBITDAR target. The Compensation Committee allocates this pool to the executives based on their target at plan expressed as a percentage of base salary.

      In addition to cash compensation, our executive compensation plan includes stock options that are designed to align the interests of the executive officers with those of stockholders, providing each officer with a significant incentive to manage our company from the long-term perspective of an owner with an equity stake in the business. The 2002 Qualified Stock Option Plan encourages long-term retention and provides rewards to executives and other eligible employees commensurate with growth in stockholder value. The Compensation Committee had the sole responsibility for making option grants to our executive officers during 2002. The Compensation Committee also approved the guidelines for option grants made to other key employees during that fiscal year. Due to continued difficult market conditions, our emergence from bankruptcy, our limited ability to pay cash bonuses and the need to retain key employees, actual restricted share and option grants, net of cancellations, for the six months ended December 29, 2002 totaled 6.8% of the weighted average number of shares issued and outstanding. All stock options were granted at market price on the date of grant, except that stock purchase rights and options to purchase 1,541,631 shares of common stock issued in connection with our plan of reorganization pursuant to our emergence from bankruptcy were granted at an exercise price of $0.00. All stock options have a maximum term of ten years.

      The Compensation Committee has established guidelines for the number of options to be granted to each level of executive officer, non-executive management and key individual contributor based on analysis of competitive data and internal estimates of the number of options necessary to attract and retain these employees. These guidelines were used to determine the range of options to be granted to each employee through our annual grant program. The Compensation Committee applied its judgment of individual performance when making specific grants to each executive officer.

      The Compensation Committee deemed it in the best interest of the company to grant restricted stock as a retention tool to executive officers. Accordingly, in October 2002, the committee granted 629,961 shares of restricted stock to ten executive officers with the following vesting: one-quarter of the shares vested on January 6, 2003, and an additional one-quarter will vest on each of July 7, 2003, January 6, 2004, and July 6, 2004. Nine of the ten executives elected to defer receipt of such restricted stock pursuant to our 2002 Deferred Compensation Plan.

Compensation of the Chief Executive Officer

      The base salary of Thian Hoo Tan, our Chief Executive Officer, for 2002 was at approximately the 50th percentile of salaries paid to executives in comparable positions at the peer companies, in accordance with the Compensation Committee’s target. Mr. Tan received $109,231 in bonus compensation in 2002. We granted Mr. Tan 225,000 restricted shares of our common stock after June 30, 2002, which restricted shares were deferred pursuant to our 2002 Deferred Compensation Plan. All outstanding shares and options granted prior to June 30, 2002 were cancelled upon emergence from bankruptcy on June 30, 2002.

Compensation Committee

Chris A. Eyre
Kenneth R. Swimm
Michael Lee Workman

STOCK PRICE PERFORMANCE GRAPHS

Stock Performance Graph since July 26, 2002

      The graph below compares the cumulative total stockholder return on our common stock with the cumulative total return on the Nasdaq Composite Index and the Nasdaq Computer Manufacturers Index. The graph assumes that $100 was invested in our common stock on July 26, 2002 (the first fiscal month end date our shares began trading after emerging from bankruptcy on June 30, 2002) and in the Nasdaq Composite Index and the Nasdaq Computer Manufacturers Index, including reinvestment of dividends (although dividends have not been declared on our common stock). Historic stock price performance is not necessarily indicative of future stock price performance.

Comparison of the last six months Cumulative Total Return

of Komag, Incorporated, The Nasdaq Stock Market (US Companies)
Index, and the Nasdaq Computer Manufacturers Index

Prices indexed to an initial investment of $100	7/26/2002	8/23/2002	9/27/2002	10/25/2002	11/22/2002	12/27/2002

Komag, Incorporated	$100.00	$115.38	$115.38	$110.77	$111.54	$171.15
Nasdaq Composite	$100.00	$109.41	$95.10	$105.80	$116.61	$107.07
Nasdaq Computer Mfg	$100.00	$116.28	$95.37	$111.32	$115.74	$106.67

Stock Performance Graph prior to June 30, 2002

      Komag emerged from bankruptcy on June 30, 2002. Stock prices, financial statements, as well as the related earnings per share calculations for the periods ended prior to June 30, 2002, are not comparable to the stock prices, financial statements and earnings per share calculations for periods ended after June 30, 2002.

      The graph below compares the cumulative total stockholder return on our common stock with the cumulative total return on the Nasdaq Composite Index and the Nasdaq Computer Manufacturers Index. The graph assumes that $100 was invested in our common stock on December 26, 1997 until June 30, 2002 in the Nasdaq Composite Index and the Nasdaq Computer Manufacturers Index, including reinvestment of dividends (although dividends have not been declared on our common stock). Historic stock price performance is not necessarily indicative of future stock price performance.

Comparison of Cumulative Total Return from 12/97 to 6/02

of Komag, Incorporated, The Nasdaq Stock Market (US Companies)
Index, and the Nasdaq Computer Manufacturers Index

Prices indexed to an initial investment of $100	12/26/1997	12/31/1998	12/31/1999	12/29/2000	12/28/2001	6/28/2002

Komag, Incorporated	$100.00	$72.49	$21.83	$4.58	$0.25	$0.04
Nasdaq Composite	$100.00	$146.49	$271.69	$163.56	$132.29	$98.00
Nasdaq Computer Mfg	$100.00	$228.66	$485.39	$273.38	$192.05	$138.02

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

      Our stockholders may submit proposals that they believe should be voted upon at the Annual Meeting or nominate persons for election to our Board of Directors. In accordance with the applicable rules under the Securities Exchange Act of 1934, as amended, any proposal or nomination must be submitted in writing to our Secretary within a reasonable time before we begin to print and mail our 2003 proxy materials. This submission must include certain specified information concerning the proposal. Proposals or nominations not meeting these requirements will not be entertained at the Annual Meeting. Any such stockholder proposals must be submitted in writing to the attention of the Secretary, Komag, Incorporated, 1710 Automation Parkway, San Jose, California 95131 no later than December 14, 2003, the date 120 calendar days prior to the anniversary of the mailing date of this Proxy Statement. The Secretary should be contacted in writing at the address on the first page of this Proxy Statement to make any submission or to obtain additional information as to the proper form and content of submissions. Stockholders interested in submitting a proposal are advised to contact knowledgeable counsel with regards to the detailed requirements of submitting such a proposal.

Sincerely,

Thian Hoo Tan
Chief Executive Officer

KOMAG, INCORPORATED

      The Annual Meeting of Stockholders will be held at 10:00 a.m. on Tuesday, May 20, 2003, at Komag, Building 10, located at:

1710 Automation Parkway

San Jose, California 95131

Exhibit A

KOMAG, INCORPORATED

Audit Committee Charter

Organization

      This charter governs the operations of the audit committee. The committee shall review and reassess the charter at least annually and obtain the approval of the board of directors. The committee shall be appointed by the board of directors and shall comprise at least three directors, each of whom are independent of management and the Company. Members of the committee shall be considered independent if they have no relationship that may interfere with the exercise of their independence from management and the Company. All committee members shall be financially literate, and at least one member shall have accounting or related financial management expertise.

Statement of Policy

      The audit committee shall provide assistance to the board of directors in fulfilling its oversight responsibility to the stockholders, potential stockholders, the investment community, and others relating to the Company’s financial statements and the financial reporting process, the systems of internal accounting and financial controls, the annual independent audit of the Company’s financial statements, and the legal compliance and ethics programs as established by management and the board. In so doing, it is the responsibility of the committee to maintain free and open communication between the committee, independent auditors, and management of the Company. In discharging its oversight role, the committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the power to retain outside counsel, or other experts for this purpose.

Responsibilities and Processes

      The primary responsibility of the audit committee is to oversee the Company’s financial reporting process on behalf of the board and report the results of their activities to the board. Management is responsible for preparing the Company’s financial statements, and the independent auditors are responsible for auditing those financial statements.

      The following shall be the principal recurring processes of the audit committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the committee may supplement them as appropriate.

•	The committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the board and the audit committee, as representatives of the Company’s stockholders. The committee shall have the ultimate authority and responsibility to evaluate and, where appropriate, replace the independent auditors. The committee shall discuss with the auditors their independence from management and the Company and the matters included in the written disclosures required by the Independence Standards Board. Annually, the committee shall review and recommend to the board the selection of the Company’s independent auditors, subject to stockholders’ approval.

•	The committee shall discuss with the independent auditors the overall scope and plans for their respective audits including the adequacy of staffing and compensation. Also, the committee shall discuss with management, and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company’s system to monitor and manage business risk, and legal and ethical compliance programs. Further, the committee shall meet separately with the internal auditors and the independent auditors, with and without management present, to discuss the results of their examinations.

•	The committee shall review the interim financial statements with management and the independent auditors prior to the filing of the Company’s Quarterly Report on Form 10-Q. Also, the committee shall discuss the results of the quarterly review and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards. The chair of the committee, if any, may represent the entire committee for the purposes of this review.

•	The committee shall review with management and the independent auditors the financial statements to be included in the Company’s Annual Report on Form 10-K (or the annual report to stockholders if distributed prior to the filing of Form 10-K), including management’s and the independent auditors’ judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the committee shall discuss the results of the annual audit and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards.

PROXY

KOMAG, INCORPORATED

May 20, 2003 Annual Meeting of Stockholders

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
KOMAG, INCORPORATED

The undersigned stockholder of Komag, Incorporated, a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 7, 2003 and hereby appoints Thian Hoo Tan and Kathleen A. Bayless, and each of them, proxy and attorney-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the May 20, 2003 Annual Meeting of Stockholders of Komag, Incorporated, to be held on Tuesday, May 20, 2003, at 10:00 a.m. Pacific Time, at the offices of Komag, Incorporated, Building 10, 1710 Automation Parkway, San Jose, California 95131, and at any postponement or adjournment thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side, and, in their discretion, upon such other matter or matters which may properly come before the meeting and any adjournment(s) thereof.

THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” THE ELECTION OF ALL OF THE THREE CLASS I DIRECTORS, VOTED “FOR” THE AMENDMENT OF THE 2002 QUALIFIED STOCK PLAN TO INCREASE THE NUMBER OF SHARES RESERVED FOR ISSUANCE THEREUNDER BY 450,000 SHARES AND MAKE CERTAIN OTHER CHANGES, “FOR” THE AMENDMENT OF THE 2002 EMPLOYEE STOCK PURCHASE PLAN TO INCREASE THE NUMBER OF SHARES RESERVED FOR ISSUANCE THEREUNDER BY 300,000 SHARES, “FOR” THE RATIFICATION OF OUR INDEPENDENT ACCOUNTANTS, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

CONTINUED AND TO BE SIGNED ON THE OTHER SIDE

1.     PROPOSAL TO ELECT THREE CLASS I DIRECTORS:

NOMINEES:

1) Christopher A. Eyre

2) David G. Takata

3) Harry G. Van Wickle

For All	Withhold All	For all Except	To withhold Authority to vote, mark “For All Except” and write the nominee’s name on the line below.

☐	☐	☐

2.     PROPOSAL TO AMEND THE 2002 QUALIFIED STOCK PLAN TO INCREASE THE NUMBER OF SHARES RESERVED FOR ISSUANCE THEREUNDER BY 450,000 SHARES AND MAKE CERTAIN OTHER CHANGES:

FOR	AGAINST	ABSTAIN

☐	☐	☐

3.     PROPOSAL TO AMEND THE 2002 EMPLOYEE STOCK PURCHASE PLAN TO INCREASE THE NUMBER OF SHARES RESERVED FOR ISSUANCE THEREUNDER BY 300,000 SHARES:

FOR	AGAINST	ABSTAIN

☐	☐	☐

4.     PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG LLP AS INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 28, 2003:

FOR	AGAINST	ABSTAIN

☐	☐	☐

     In their discretion, upon such other matter or matters which may properly come before the meeting and any adjournment(s) thereof.

Signature	Signature	Dated

This Proxy should be marked, dated and signed by the stockholder(s) exactly as its, his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.